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                                                                  EXHIBIT (p)(9)

                                 CODE OF ETHICS
                             CITISTREET EQUITIES LLC

This Code of Ethics covers Access Persons of CitiStreet Equities LLC who are not covered by the Code of Ethics for CitiStreet Funds Management LLC. It is expected that all Access Persons of CitiStreet Equities LLC will be covered by the Code of Ethics of CitiStreet Funds Management LLC.

1        Definitions

         1.1 "Access Person" means any director or officer of CE who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities.

         1.2 "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

         1.3 "Beneficial ownership" is to be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Any report submitted under this Code may contain a statement declaring that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates. A person need not make a report under this Code with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

         1.4      "CCO" means the Chief Compliance Officer of CitiStreet
                  Equities LLC.

         1.5      "CE" means CitiStreet Equities LLC.

         1.6      "CFI" means CitiStreet Funds, Inc.

         1.7      "CFM" means CitiStreet Funds Management LLC

         1.8 "Covered Security" means any security (as that term is defined under the Investment Company Act of 1940) and any financial instrument related to a security, including options on securities, future contracts, options on future contracts and any other derivative; except that "Covered Security" does not include: direct obligations of the Government of the United States; bankers' acceptances; bank certificates of deposit; commercial paper; high-quality short-term debt instruments, including repurchase agreements; shares issued by registered open-end investment companies; and securities issued by Citigroup Inc. or State Street Corporation.
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         1.9      "Fund" means a fund of CitiStreet Funds, Inc.

         1.10 A "personal securities transaction" is a transaction involving a Covered Security in which the Access Person has or acquires any direct or indirect beneficial ownership in the Covered Security.

         1.11 A "purchase or sale for his or her own account" is a purchase or sale in which the person has or acquires any direct or indirect beneficial ownership in the Covered Security, and includes, among other things, the writing of an option to purchase or sell a Covered Security.

2        Statement of General Principles

         2.1 All Access Persons owe a fiduciary duty to CFI and its shareholders. Accordingly, Access Persons shall place the interests of CFI shareholders first.

         2.2 Each Access Person shall handle his or her personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of his or her position of trust and responsibility. No Access Person shall take inappropriate advantage of his or her position.

         2.3 All Access Persons shall act in accordance with both the letter and the spirit of this Code.

         2.4 It will be considered a violation of this Code to do indirectly that which is prohibited directly. For example, it will be considered a violation of this Code to do indirectly through options, futures or other derivatives that which is prohibited directly through transactions in securities themselves.

         2.5 This Code is to be interpreted consistent with the Securities and Exchange Commission's rules governing codes of ethics.

3        Initial Holdings Report

         3.1 Each person who becomes an Access Person shall submit to the CCO not later than 10 days after the person becomes an Access Person an initial holdings report containing the following information: (a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and (c) the date that the report is submitted by the Access Person. The information in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an


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                  Access Person. The initial holdings report applies only to a person who became an Access Person on or after March 1, 2000.

         3.2 Access Persons shall use a form agreed to by the CCO. Access Persons who are subject to the CFM Code of Ethics and file a report under that Code need not file another report under this Code.

4        Annual Holdings Report

         4.1 On or before January 30 of each year, each Access Person shall submit to the CCO an annual holdings report with the following information (as of December 31 of the previous year): (a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (b) the name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and (c) the date that the report is submitted by the Access Person. The first annual holdings report shall be submitted on or before January 30, 2001 and shall provide information as of December 31, 2000.

         4.2 Access Persons shall use a form agreed to by the CCO. Access Persons who are subject to the CFM Code of Ethics and file a report under that Code need not file another report under this Code.

5        Quarterly Reports

         5.1 Each Access Person shall submit to the CCO a quarterly report of all personal securities transactions during the previous calendar quarter. Each quarterly report shall contain the following information:

                  (a) with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership: (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the Covered Security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date that the report is submitted by the Access Person; and

                  (b) with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: (1) the name of the broker, dealer or bank with whom the Access Person established the account; (2) the date the account was established; and (3) the date that the report is submitted by the Access Person.


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         5.2      An Access Person need not report on his or her quarterly
                  report transactions effected pursuant to an Automatic Investment Plan.

         5.3 Access Persons shall use a form agreed to by the CCO. Access Persons who are subject to the CFM Code of Ethics and file a report under that Code need not file another report under this Code.

         5.4 Quarterly reports must be submitted to the CCO no later than 30 days after the end of the calendar quarter.

6        Certification of Compliance

         6.1 All Access Persons shall certify annually that they have read and understand this Code and recognize that they are subject to it.

         6.2 All Access Persons shall certify annually that they have complied with the requirements of this Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

7        Post-Trade Monitoring

         7.1 The CCO shall promptly review the submitted reports for compliance with this Code and for any apparent trading irregularities. That review shall include comparing the personal securities transactions with the transactions of the Funds.

         7.2 Should the CCO detect a potential violation of this Code or any apparent trading irregularity, he or she shall take whatever steps he or she deems appropriate under the circumstances to investigate the potential violation or trading irregularity. All Access Persons shall cooperate with any such investigation.

         7.3 For any violation of this Code, CE may impose such sanctions as it deems appropriate in the circumstances. In addition, sanctions may be imposed by the CFI Board. Sanctions may include a requirement that the person disgorge any profits on a trade determined to be in violation of this Code.


Adopted: March 13, 2001

Revised: January 31, 2005


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